Exhibit 99.1

KODIAK OIL & GAS CORP. COMMENCES REGISTERED EXCHANGE OFFER FOR 8.125% SENIOR NOTES DUE 2019

DENVER, Oct. 12, 2012 — /PRNewswire/ — Kodiak Oil & Gas Corp.(NYSE: KOG), announced today an offer to exchange any and all of their $800,000,000 outstanding principal amount of 8.125% Senior Notes due 2019 for an equal amount of new 8.125% Senior Notes due 2019.  The terms of the exchange notes are identical in all material respects to those of the outstanding notes, except that the exchange notes will be registered under the Securities Act of 1933, as amended, and the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.  Outstanding notes that are not exchanged will continue to be subject to the existing restrictions on transfer.

The exchange offer will expire at 5:00 p.m., New York City time, on November 9, 2012, unless extended.  Tenders of the outstanding notes must be made before the exchange offer expires and may be withdrawn at any time before the exchange offer expires.  The terms of the exchange offer are set forth in a prospectus dated October 11, 2012. Documents related to the offer, including the prospectus and the associated letter of transmittal, have been filed with the Securities Exchange Commission, and may be obtained from the exchange agent, U.S. Bank National Association, at the following address:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, MN 55107

Telephone: (800) 934-6802.

This press release shall not constitute an offer to exchange nor a solicitation of an offer to exchange the outstanding notes. The exchange offer is being made only by the prospectus dated October 11, 2012, and only to such persons and in such jurisdictions as is permitted under applicable law.

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas primarily in the Williston Basin in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”